Form N-SAR
Item 77 Q1
Exhibits
The RBB Fund, Inc.


1.   Investment Sub-Advisory Agreement between Simple
Alternatives, LLC and Garelick Capital Partners, LP with respect to the S1 Fund is filed herewith.

2.   Investment Sub-Advisory Agreement between Simple
Alternatives, LLC and Sonica Capital, LLC with respect to the S1 Fund is filed herewith.

3.   Investment Advisory Agreement between The RBB Fund,
Inc. and Robeco Investment Management, Inc. with respect to the Robeco Boston Partners Small Cap
Value Fund II, Robeco Boston Partners All Cap Value
Fund, Robeco Boston Partners Long/Short Equity Fund,
Robeco Boston Partners Long/Short Research Fund, WPG
Small/Micro Cap Value Fund, Robeco Boston Partners
Global Equity Fund, Robeco Boston Partners
International Equity Fund and Robeco Boston Partners
Global Long/Short Fund is filed herewith.